Exhibit d(5)

APPOINTEE CONFIDENTIALITY,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS APPOINTEE CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”) is being executed and delivered as of April 16, 2009, by [NAME] (the “Appointee”), in favor of, and for the benefit of: GMARKET INC., a company organized under the laws of the Republic of Korea (the “Company”).

RECITALS

A. The Appointee is a key appointee of the Company, and has obtained and developed extensive and valuable knowledge and confidential information concerning the business of the Company.

B. The Appointee, in the course of being involved in the business of the Company, has also developed on behalf of the Company significant goodwill that is now a significant part of the value of the Company. This goodwill extends throughout the Restricted Territory.

C. Pursuant to and subject to the terms and conditions of a Share Allocation and Tender Offer Agreement dated as of April     , 2009 (the “Share Allocation Agreement”), among the Company, eBay Inc. (“Parent”) and eBay KTA (UK) Ltd., Parent will acquire majority ownership of the Company.

D. The Company and Parent wish to protect the assets, business and goodwill of the Company, including the confidential and proprietary information possessed by the Appointee, by restricting the activities of the Appointee in the manner described below.

AGREEMENT

For good and valuable consideration (including the consideration being paid to the Appointee for shares of the Company tendered in the tender offer contemplated by the Share Allocation Agreement), the receipt and sufficiency of which are hereby acknowledged, the Appointee agrees as follows:

1. Term. The term of this Agreement shall commence as of the Acceptance Time (as defined in the Share Allocation Agreement) and extend (i) with respect to the obligations contained in Sections 6, 7, 8, 9, 10 and 11, indefinitely, (ii) with respect to the obligations contained in Section 4 and 5, until the fifth anniversary of the date the Appointee ceases to be appointed by the Company (the “Separation Date”), and (iii) with respect to the obligations contained in Sections 2 and 3, until the second anniversary of the Separation Date.

2. Restriction on Competition. During the term of this Agreement with respect to the obligations under this Section 2, the Appointee will not (i) directly or indirectly compete with the Company or Parent, (ii) be or become an officer, director, shareholder, owner, Affiliate (defined as any entity which directly or indirectly controls, is controlled by or is under common control with the another person or entity), partner, employee, agent, representative, consultant, advisor or manager of, for or to any person or entity that competes with the Company or Parent or (iii) solicit, for or with respect to any business which provides any platform (such as a marketplace), services and/or products that are the same as, substantially the same as, or competitive with any services or products marketed by the Company or Parent, any customers of the Company or Parent or their Affiliates, or any person or entity who is or was a user of, a seller or advertiser in connection with or a technology, marketing or other partner relating to any aspect of the business of the Company or Parent in the Restricted Territory (as defined below) as of, or within the two years prior to, the Separation Date. For purposes of this Agreement, “compete” means engaging in any business or activity which provides any platform (as described above), services and/or products that are the same as, substantially the same as, or competitive with any platform, services or products marketed by the Company or Parent at the time of the Separation Date, in any manner whatsoever within the Republic of Korea, Singapore or Japan (the “Restricted Territory”). The Appointee shall not be deemed to compete with the Company or Parent solely by reason of the ownership of an equity interest in a person or entity that competes with the Company or Parent if the Appointee’s interest in the person or entity is solely a passive investment and the Appointee is not employed by or a director, partner, agent or representative of, and does not advise, consult for, provide services to or participate in the management of, such person or entity.

3. Nonsolicitation; Intellectual Property Matters. The Appointee agrees that during the term of this Agreement with regard to the obligations under this Section 3, the Appointee shall not directly or indirectly, on or for the Appointee’s own behalf or benefit or in aid of any other person or entity, employ, hire or engage (including, but not limited to, in the capacity as a director, officer, employee, partner, principal, co-venturer, proprietor, consultant, agent, representative, trustee, affiliate, stockholder, investor or other business associate) or induce or solicit for employment, hire or engagement any individual who was an employee of the Company or Parent or any of their Affiliates at any time during the 12 months preceding the Separation Date. During the term of this Agreement with regard to the obligations under this Section 3, the Appointee shall not directly or indirectly, on or for the Appointee’s own behalf or benefit or in aid of any other person or entity, bring, cause to be brought, or assist any third party in bringing any claim, suit, action or proceeding of any kind against the Company, Parent or any of their Affiliates: (a) alleging that the Company, Parent or any of their Affiliates (or any platform, service or product of the Company, Parent or any of their Affiliates) has infringed (whether directly, contributorily, by inducement or otherwise) or misappropriated any patent, copyright, trademark, service mark, trade secret, or other intellectual property right owned by (or exclusively licensed to) the Appointee or any Affiliate of the Appointee; or (b) contesting the validity of any patent, copyright, trademark, service mark, trade secret or other intellectual property right owned by the Company, Parent or any of their Affiliates.

4. Public Statements. The Appointee and the Company and Parent agree that none will make any negative or disparaging public statements about the other (and, in the case of the Company or Parent, about its Affiliates, officers, employees, representatives or agents), whether oral, written or otherwise.

5. Confidentiality. The Appointee acknowledges that all confidential information and trade secrets (whether or not in written or tangible form) regarding the business of the Company or Parent or any of their Affiliates and all such information and secrets of third parties as have been provided to the Appointee in confidence or subject to any non-disclosure or confidentiality agreement, which information and secrets have been compiled by, created by, obtained by, or furnished to the Appointee during the Appointee’s appointment with the Company (collectively, the “Confidential Information”) is the exclusive property of the Company. Upon or before the Separation Date, the Appointee will return to the Company all originals and copies of any material in the possession of the Appointee including or involving any Confidential Information. The Appointee agrees that the Appointee will not at any time, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use the Confidential Information for any purpose whatsoever. Notwithstanding the foregoing, the restrictions on disclosure contained in this Section 5 shall not apply to any information that becomes generally available to the public other than as a result of the disclosure of any of such information by (or at the direction of) the Appointee or any of his Affiliates.

6. Release. The Appointee hereby irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Company, Parent and their Affiliates from any Claim (as defined below), and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim that the undersigned may have had in the past, may now have or may have in the future against the Company, Parent and their Affiliates, relating to or arising out of: (a) any written or oral agreements or arrangements occurring, existing or entered into by the Appointee at any time up to and including the date of this Agreement; and (b) any events, matters, causes, acts, omissions or conduct, occurring or existing at any time up to and including the date of this Agreement, including any Claim: (i) to the effect that the Appointee is or may be entitled to any compensation, benefits or perquisites from the Company; or (ii) otherwise arising out of or in any way connected with the Appointee’s employment or other relationship with the Company; provided, however, that: (A) the Appointee is not releasing any rights available to it under the Share Allocation Agreement or any agreement entered into by the Appointee in connection with the closing of the transactions contemplated by the Share Allocation Agreement; and (B) the Appointee is not releasing the Appointee’s rights, if any, with respect to salaries, bonuses and expenses that have accrued prior to the date of this Agreement (or that accrue after the date of this Agreement and become payable as a result of services rendered prior to the Acceptance Time) in the ordinary course of business consistent with past practices. For purposes of this Agreement, “Claim” means all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including any unknown, unsuspected or undisclosed claim, in each case to the extent relating to or arising out of: (i) any written or oral agreements or arrangements occurring, existing or entered into by the Appointee at any time up to and including the date of this Agreement; and (ii) any events, matters, causes, things, acts, omissions or conduct, occurring or existing at any time up to and including the date of this Agreement.

7. Severability; No Impairment. It is the desire and intent of the Appointee and the Company that the restrictions set forth in this Agreement shall be enforced and adhered to in every particular, and in the event that any provision, clause or phrase shall be declared by a court of competent jurisdiction to be judicially unenforceable either in whole or in part – whether due to a fault in duration, geographic coverage, scope of activities precluded or otherwise – the Appointee and the Company agree that they will mutually petition the court to sever or limit the unenforceable provisions so as to retain and effectuate to the greatest extent legally permissible the intent of the parties as expressed in this Agreement. The Appointee shall not engage in any activity, enter into any transaction or otherwise take any action that would (or that would reasonably be expected to) adversely impact in any material respect the purposes and intent of this Agreement or the benefits intended to be conferred upon the Company and Parent pursuant to this Agreement.

8. Specific Performance. Having carefully read and considered this Agreement in its entirety, the Appointee agrees that, in recognition of the unique role the Appointee played in the operations of the Company and/or the Appointee’s access to Confidential Information, the restrictions on the Appointee’s activities set forth in this Agreement are necessary and appropriate to give effect to the intended relationships between the Appointee and the Company and are reasonable and no greater than is required for the protection of the Company and its legitimate business interests. The Appointee understands and agrees that the Company shall suffer irreparable harm in the event that the Appointee breaches any of the Appointee’s obligations under this Agreement and that monetary damages shall be inadequate to compensate the Company for such breach. Accordingly, the Appointee agrees that, in the event of a breach or threatened breach by the Appointee of any provision of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction without the need to post a bond in order to prevent or restrain any such breach by the Appointee, or by any or all of the Appointee’s partners, co-venturers, employers, employees, agents, representatives, Affiliates and any and all persons or entities directly or indirectly acting for, on behalf of or with the Appointee. Prior to taking any legal action or bringing any proceeding to enforce the terms of this Agreement, the Company must first provide the Appointee with written notice of his alleged breach, and allow the Appointee thirty (30) days in which he will have an opportunity to cure the alleged breach.

9. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Korea, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Seoul Central District Court located in Seoul, Korea; and (b) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address set forth below such party’s name on the signature page hereto. Nothing in this Section 9 shall be deemed to limit or otherwise affect the right of the Company, Parent or any of their Affiliates to commence any legal action or proceeding against the Appointee in any forum or jurisdiction in which any action, activity or business that constitutes (or would reasonably be expected to constitute) a breach of this Agreement is undertaken or threatened to be undertaken.

10. Successors and Assigns. This Agreement shall be binding upon the parties and shall inure to the benefit of the parties and their respective successors and assigns. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of the Appointee, in connection with the sale of a substantial part of the assets or business of the Company. The Appointee may freely assign any or all of his rights under this Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of the Company. The Appointee shall not be permitted to delegate any of his obligations under this Agreement.

11. Entire Agreement. This Agreement sets forth the entire agreement between the Appointee and the Company, and fully supersedes any and all prior agreements or understandings between them regarding the subject matter of the obligations in Sections 2, 3, 4, and 5. This Agreement may only be modified by written agreement signed by both parties.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

[Name]

GMARKET INC.

By:

EBAY INC.

By: